metromile

Metromile Announces Third Quarter 2021 Results

SAN FRANCISCO, November 15, 2021 -- Metromile, Inc. (NASDAQ: MILE, MILEW), a leading digital insurance platform and pay-per-mile auto insurer, today announced its results for the third quarter ended September 30, 2021.

“During the quarter, we continued to make progress on and invest in our growth initiatives, and while our Policies in Force were largely flat for the quarter ending September 30, 2021, Policies in Force have now grown for three consecutive months, including October,” said Dan Preston, Chief Executive Officer of Metromile. “We also saw a rising cost of acquisition as we ramped our investment to increase our brand awareness and reinforce trust with customers. Key initiatives included refreshing our messaging to align with drivers’ current needs, expanding our Independent Agent channel with a comparative rater integration, and continued work toward state expansion. Additionally, Metromile Enterprise continues to make progress, signing up new customers like Buckle for its software solutions.”

“Loss ratios remained elevated given industry-wide inflation in costs across bodily injury and physical damage,” added Mr. Preston. “Our loss ratio for the quarter of 81.6% reflects 4.4 points of catastrophe-related costs, with an estimated adjusted 77.2% loss ratio after removing the effects of Hurricane Ida. We expect our rate filings in progress across most of our footprint will address these higher losses and improve profitability over the course of 2022.”

The power of Metromile and Lemonade joining forces

On November 8, 2021, we, together with Lemonade, Inc.(“Lemonade”), announced a definitive agreement pursuant to which Lemonade will acquire Metromile in an all-stock transaction that implied a fully diluted equity value of approximately $500 million. As of September 30, 2021, Metromile had net unrestricted cash of approximately $160 million, implying an enterprise value of about $340 million.

The companies have deeply aligned missions and market potential; together, we believe we can create a far superior outcome for Metromile and Lemonade shareholders alike:

- Metromile’s ten year track record in data science-powered auto insurance, coupled with Lemonade’s well loved brand and high customer trust, position the combined company as the ideal destination for modern drivers everywhere.
- Lemonade has a proven track record of cross-selling insurance products to its rapidly growing customer base of nearly 1.4 million customers.
- Beyond auto, the combined value proposition offers significant benefits across a customer’s lifetime (renters, home, life, pet) while broadening the set of advantages against incumbents.
- Lastly, given our recent rising customer acquisition costs and the additional capital required, we believe the companies together will gain substantial customer acquisition and cost efficiencies through investments in a single brand, technology, and platform.

In sum, our shareholders will now participate in the upside of the combined entity, which we believe will be substantially stronger and differentiated given the massive cross-sell potential, nationwide footprint, strengthened balance sheet, and brand. Moving forward, we will be even better positioned to provide millions of drivers with fairer, more customized insurance based on their own driving.

Q3 2021 Results, KPIs and Non-GAAP Financial Measures

Policies in Force

- Policies in Force as of September 30, 2021 were 95,238, compared to 95,314 at the end of the second quarter of 2021.

Premium

- Direct Earned Premium in the third quarter of 2021 was $28.5 million, a 6.7% increase from the prior-year period.
- Average Annual Premium per Policy, defined as Direct Earned Premium divided by the Average Policies in Force for the period, was $1,197 as of September 30, 2021, a 6.1% increase compared to $1,128 on September 30, 2020, due to more miles driven on a year-over-year basis.
- Premium Run-Rate, defined as ending Policies in Force multiplied by Average Annual Premium per Policy, was $114.0 million as of September 30, 2021, a 9.5% increase compared to $104.1 million on September 30, 2020.

Retention

- As of September 30, 2021, one-year new customer retention was 65% for policies that completed their second term in the third quarter of 2021. We define retention as the percentage of new customers who remain with us after their first two policy terms, inclusive of all cancellation reasons.
- The average policy life expectancy for a new customer was 3 years as of the end of the third quarter of 2021.

GAAP Gross Margin

- Third quarter of 2021 GAAP Gross Margin was (20.0)%, compared to (41.3)% in the third quarter of 2020, primarily due to higher revenue in the third quarter of 2021, partially offset by reinsurance coverage on losses in the third quarter of 2020 combined with both increased frequency and severity of losses as well as claims related to Hurricane Ida in the third quarter of 2021.
- GAAP Gross Margin includes the effects of reinsurance, which increases the measure's volatility, and may not accurately reflect the company's underlying business or operations.

Accident Quarter Loss Ratio and Contribution Profit/Margin

- Our Accident Quarter Loss Ratio was 81.6% in the third quarter of 2021, compared to 56.7% in the prior-year period, resulting from an increase in claims severity observed industry-wide and bodily injury frequency as well as claims related to Hurricane Ida; partially offset by the higher earned premium from our per-mile pricing model. Accident Quarter Loss Ratio excluding catastrophe losses was 77.2% excluding claims related to Hurricane Ida.
- Our Accident Quarter Loss Adjustment Expense Ratio was 17.3% in the third quarter of 2021, compared to 8.8% for the prior-year period.
- Servicing Expenses in the third quarter of 2021 were $3.7 million, or 12.9% of Direct Earned Premium, compared to $3.8 million, or 14.2% of Direct Earned Premium, in the prior-year period. The lower Servicing Expenses as a percentage of Direct Earned Premium was primarily due to reduced bad debt expenses.
- Accident Quarter Contribution Loss in the third quarter of 2021 was $3.0 million, compared to Accident Quarter Contribution Profit of $6.2 million in the prior-year period. Accident Quarter Contribution Margin was (10.4)%, compared to 22.6% in the third quarter of 2020. These non-GAAP financial measures exclude the results of prior period development on loss and loss adjustment expenses.
- We had $0.9 million of favorable prior period loss development in the third quarter of 2021, compared to $1.5 million of unfavorable prior period loss development in the third quarter of 2020.
- Contribution Loss in the third quarter of 2021 was $2.1 million, compared to Contribution Profit of $4.7 million in the prior-year period.

Enterprise Software Revenue

- Total enterprise software revenue was $1.5 million in the third quarter of 2021, compared to $1.1 million in the prior-year period.
- Our primary KPI for Metromile Enterprise is recurring software revenue, and we ended the third quarter of 2021 with $4.2 million of booked annual recurring revenue, excluding any benefit of a Metromile Insurance relationship with Metromile Enterprise.

Operating Expense (R&D, G&A and Enterprise Costs)

- Total operating expense, which excludes loss, loss adjustment expenses, marketing and sales, and variable costs associated with servicing policies, was $16.4 million in the third quarter of 2021, compared to $8.6 million in the prior-year period, driven primarily by an increase staffing to support our growth initiatives and increased overhead costs related to our transition to a public company.

Acquisition Expense

- Total marketing, sales, underwriting, and device costs were $10.8 million in the third quarter of 2021, compared to $1.9 million in the prior-year period when marketing had been significantly reduced due to the COVID-19 pandemic.

Reinsurance

- Effective as of April 30, 2021, the Company commuted 100% of its outstanding reinsurance agreements.

Cash

- Cash and cash equivalents totaled $159.2 million on September 30, 2021.

Outlook and Conference Call

Due to the pending transaction with Lemonade announced on November 8, 2021, the Company will not be providing an updated outlook for the full year 2021 and beyond, nor host a conference call in conjunction with its third quarter 2021 earnings release. Additionally, the Company is withdrawing its previously provided financial guidance. Please visit the Investor Relations section of the Company's website at http://ir.metromile.com for the latest releases and information.

About Metromile

Metromile (NASDAQ: MILE, MILEW) is a leading digital insurance platform in the United States. With data science as its foundation, Metromile offers real-time, personalized auto insurance policies by the mile instead of the industry's reliance on approximations that have historically made prices unfair. Metromile's digitally native offering is built around the modern driver's needs, featuring automated claims, complimentary smart driving features and annual average savings of 47% over what they were paying their previous auto insurer.

In addition, through Metromile Enterprise, it licenses its technology platform to insurance companies around the world. This cloud-based software as a service enables carriers to operate with greater efficiency, automate claims to expedite resolution, reduce losses associated with fraud, and unlock the productivity of employees.

For more information about Metromile, visit www.metromile.com and enterprise.metromile.com.

Stay connected with us on **LinkedIn** and **Twitter**

Media Inquiries: **press@metromile.com**
Investor Relations: **IR@metromile.com**

Non-GAAP Financial Measures

This press release contains information relating to contribution profit/(loss), accident quarter contribution profit/(loss), contribution margin, accident quarter contribution margin, adjusted revenue, and accident period loss ratio excluding catastrophe-related losses. The non-GAAP financial measures below have not been calculated in accordance with generally accepted accounting principles in the United States ("GAAP") and should be considered in addition to

results prepared in accordance with GAAP and should not be considered as a substitute for or superior to GAAP results.

In addition, contribution profit/(loss), accident quarter contribution profit/(loss), contribution margin, accident quarter contribution margin and accident quarter loss ratio excluding catastrophe-related losses should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that these non-GAAP measures fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance; (2) facilitate internal comparisons of the historical operating performance of our business operations; (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (4) review and assess the operating performance of our management team; (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

For more information regarding the non-GAAP financial measures discussed in this press release, please see “Reconciliation of GAAP to non-GAAP financial measures” below.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or the negative of such terms or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the proposed acquisition involving us and Lemonade, and/or the combined group’s estimated or anticipated future business, performance and financial condition, including forecasts, targets and plans following the acquisition, if completed, for the combined entity, as well as our future financial performance, including with respect to our progress on growth initiatives and Metromile Enterprise, and our expectation that our rate filings in progress will address higher losses and improve profitability over the course of 2022. Any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to, the possibility that a possible acquisition with Lemonade will not be pursued, failure to obtain necessary regulatory approvals or to satisfy any of the other

conditions to the possible acquisition, adverse effects on the market price of Metromile's or Lemonade's shares of common stock and on Metromile's and Lemonade's operating results because of a failure to complete the possible acquisition, failure to realize the expected benefits of the possible acquisition, failure to promptly and effectively integrate Metromile's businesses, negative effects relating to the announcement of the possible acquisition or any further announcements relating to the possible acquisition or the consummation of the possible acquisition on the market price of Metromile's or Lemonade's shares of common stock, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the possible acquisition, general economic and business conditions that affect the combined companies following the consummation of the possible acquisition, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business acquisitions or disposals and competitive developments; our financial and business performance may be different from what we expect due to circumstances outside of our control; the implementation, market acceptance and success of our business model; our ability to scale in a cost-effective manner; developments and projections relating to our competitors and industry; the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; our future capital requirements and sources and uses of cash; our ability to obtain funding for future operations; our business, expansion plans and opportunities; and the outcome of any known and unknown litigation and regulatory proceedings.

These and other important factors are discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K/A filed with the U.S. Securities and Exchange Commission (the "SEC") on June 2, 2021, and our Form 10-Q for the quarter ended June 30, 2021 filed with the SEC on August 10, 2021, our Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 15, 2021, and in our other filings with the SEC. While we may elect to update or revise such forward-looking statements at some point in the future, we disclaim any obligation to do so.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction between Metromile, Inc. (the "Company") and Lemonade, Inc. ("Lemonade"), the Company and Lemonade will file relevant materials with the SEC, including a Lemonade registration statement on Form S-4 that will include a proxy statement of the Company and will also constitute a prospectus of Lemonade, and a definitive proxy statement will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND LEMONADE ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT THAT WILL BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROSPECTUS/PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE PROPOSED TRANSACTION AND THE RISKS ASSOCIATED WITH THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain, without charge, a copy of the registration statement, the prospectus/proxy statement and other relevant documents filed with the SEC (when available) from the SEC's website at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company's internet website at https://ir.metromile.com/

under the tab “Financial Information” and under the subheading “SEC Filings” or by contacting the Company’s Investor Relations Department through https://ir.metromile.com/investor-resources/contact-investor-relations. Copies of the documents filed with the SEC by Lemonade will be available free of charge on Lemonade’s internet website at https://investor.lemonade.com/ under the tab “Financials” or by contacting Lemonade’s Investor Relations Department at ir@lemonade.com.

Participants in the Solicitation

The Company, Lemonade and certain of their directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of the Company in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the prospectus/proxy statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 which is filed with the SEC, and the Company’s Current Report on Form 8-K, filed with the SEC on April 22, 2021, August 3, 2021 and October 13, 2021. Information regarding Lemonade’s directors and executive officers is contained in Lemonade’s definitive proxy statement, which was filed with the SEC on April 30, 2021, and Lemonade’s Current Report on Form 8-K, filed with the SEC on July 26, 2021. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the Company’s security holders generally, by reading the prospectus/proxy statement and other relevant documents regarding the transaction, which will be filed with the SEC. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov and from Investor Relations at the Company or Lemonade as described above.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This press release does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction, Lemonade will file a registration statement on Form S-4 that will include a proxy statement of the Company and will also constitute a prospectus of Lemonade. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND LEMONADE ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2021 (unaudited)	December 31, 2020
Assets		
Investments		
Marketable securities - restricted	$ 49,792	$ 24,651
Total investments	49,792	24,651
Cash and cash equivalents	159,157	19,150
Restricted cash and cash equivalents	50,938	31,038
Receivable for securities	624	—
Premiums receivable	18,655	16,329
Reinsurance recoverable on paid loss	—	8,475
Reinsurance recoverable on unpaid loss	—	33,941
Prepaid reinsurance premium	—	13,668
Prepaid expenses and other assets	7,973	12,058
Deferred transaction costs	—	3,581
Deferred policy acquisition costs, net	1,569	656
Telematics devices, improvements and equipment, net	13,025	12,716
Website and software development costs, net	22,008	18,401
Digital assets, net	803	—
Intangible assets	7,500	7,500
Total assets	**$ 332,044**	**$ 202,164**
Liabilities, Convertible Preferred Stock and Stockholders' Deficit		
Liabilities		
Loss and loss adjustment expense reserves	$ 70,798	$ 57,093
Ceded reinsurance premium payable	—	27,000
Payable to carriers - premiums and LAE, net	299	849
Unearned premium reserve	17,393	16,070
Deferred revenue	4,597	5,817
Accounts payable and accrued expenses	8,907	8,222
Notes payable	—	51,934
Warrant liability	6,693	83,652
Other liabilities	6,302	8,554
Total liabilities	**114,989**	**259,191**
Commitments and contingencies (Note 10)		
Convertible preferred stock, $0.0001 par value; 10,000,000 and 89,775,268 shares authorized as of September 30, 2021, and December 31, 2020, respectively; 0 and 68,776,614 shares issued and outstanding as of September 30, 2021, and December 31, 2020, respectively; liquidation preference of $0 and $302,397 as of September 30, 2021, and December 31, 2020, respectively	—	304,469
Stockholders' equity (deficit)		
Common stock, $0.0001 par value; 640,000,000 and 111,702,628 shares authorized as of September 30, 2021, and December 31, 2020, respectively; 127,737,209 and 8,992,039 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	13	1
Accumulated paid-in capital	755,276	5,482
Note receivable from executive	—	(415)
Accumulated other comprehensive (loss) income	(15)	11
Accumulated deficit	(538,219)	(366,575)
Total stockholders' equity (deficit)	**217,055**	**(361,496)**
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	**$ 332,044**	**$ 202,164**

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2021	2020	2021	2020
Revenue	(unaudited)		(unaudited)	
Premiums earned, net	$ 28,142	$ 3,139	$ 47,316	$ 9,360
Investment income	30	81	85	500
Other revenue	1,829	4,731	27,974	14,499
Total revenue	**30,001**	**7,951**	**75,375**	**24,359**
Costs and expenses				
Losses and loss adjustment expenses	27,480	4,443	62,383	12,214
Policy servicing expense and other	5,674	4,119	15,172	12,803
Sales, marketing and other acquisition costs	12,332	28	85,552	3,616
Research and development	5,130	1,832	11,898	6,668
Amortization of capitalized software	2,838	2,815	8,190	8,311
Other operating expenses	14,207	3,924	39,534	13,138
Total costs and expenses	**67,661**	**17,161**	**222,729**	**56,750**
Loss from operations	**(37,660)**	**(9,210)**	**(147,354)**	**(32,391)**
Other expense				
Interest expense	—	1,513	15,974	3,453
Impairment on digital assets	117	—	183	—
(Decrease) increase in fair value of stock warrant liability	(11,020)	(26)	8,133	640
Total other expense	**(10,903)**	**1,487**	**24,290**	**4,093**
Loss before taxes	**(26,757)**	**(10,697)**	**(171,644)**	**(36,484)**
Income tax benefit	—	(67)	—	(67)
Net loss	**$ (26,757)**	**$ (10,630)**	**$ (171,644)**	**$ (36,417)**
Net loss per share, basic and diluted	**$ (0.21)**	**$ (1.20)**	**$ (1.56)**	**$ (4.10)**
Weighted-average shares used in computing basic and diluted net loss per share	127,166,524	8,888,099	109,988,189	8,882,040

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30, 2021	2020
	(unaudited)	
Cash flows from operating activities:		
Net loss	$ (171,644)	$ (36,417)
Adjustments to reconcile net loss to cash used in operating activities:		
Depreciation and amortization	12,523	12,503
Stock-based compensation	19,949	981
Change in fair value of warrant liability	8,133	640
Telematics devices unreturned	1,616	684
Amortization of debt issuance costs	11,695	796
Noncash interest and other expense	4,388	8,344
Changes in operating assets and liabilities:		
Premiums receivable	(2,326)	(1,171)
Accounts receivable	3,526	692
Reinsurance recoverable on paid loss	8,475	4,752
Reinsurance recoverable on unpaid loss	33,941	(4,746)
Prepaid reinsurance premium	13,668	(1,899)
Prepaid expenses and other assets	456	3,636
Deferred transaction costs	3,581	—
Deferred policy acquisition costs, net	(1,951)	(482)
Digital assets, net	(986)	—
Accounts payable and accrued expenses	476	(2,115)
Ceded reinsurance premium payable	(27,000)	(8,683)
Loss and loss adjustment expense reserves	13,705	1,157
Payable to carriers - premiums and LAE, net	(550)	(1,558)
Unearned premium reserve	1,323	2,234
Deferred revenue	(1,220)	249
Deferred tax liability	—	(67)
Other liabilities	(2,109)	1,134
Net cash used in operating activities	**(70,331)**	**(19,336)**
Cash flows from investing activities:		
Purchases of telematics devices, improvements, and equipment	(5,220)	(6,269)
Payments relating to capitalized website and software development costs	(12,077)	(10,320)
Net change in payable/(receivable) for securities	(624)	225
Purchase of securities	(44,828)	(18,088)
Sales and maturities of marketable securities	19,484	39,040
Net cash (used in) provided by investing activities	**(43,265)**	**4,588**
Cash flow from financing activities:		
Proceeds from notes payable	2,015	25,880
Payment on notes payable	(69,351)	(222)
Proceeds from merger with INSU II, net of issuance costs	336,469	—
Proceeds from exercise of common stock options and warrants	4,370	70
Net cash provided by financing activities	**273,503**	**25,728**
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	159,907	10,980
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	50,188	42,887
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	**$ 210,095**	**$ 53,867**
Supplemental cash flow data:		
Cash paid for interest	$ 3,164	$ 2,233
Non-cash investing and financing transactions:		
Net liabilities assumed in the Business Combination	$ 45,516	$ —
Net exercise of preferred stock warrants	$ 56,160	$ —
Net exercise of promissory note	$ 415	$ —
Capitalized website and software development costs included in accrued liabilities	$ 280	$ 125
Capitalized stock-based compensation	$ 639	$ 336
Reclassification of liability to equity for vesting of stock options	$ 169	$ —
Preferred stock warrant issued in conjunction with note payable	$ —	$ 12,464

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures

The following table provides a reconciliation of total revenue to contribution profit/(loss) and accident period contribution profit/(loss) for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2021	2020	2021	2020
	($ in millions)		($ in millions)	
Total revenue	30.0	8.0	75.4	24.4
Losses and LAE	(27.5)	(4.4)	(62.4)	(12.2)
Policy servicing expense and other	(5.7)	(4.1)	(15.2)	(12.8)
Amortization of capitalized software	(2.8)	(2.8)	(8.2)	(8.3)
Gross profit/(loss)	(6.0)	(3.3)	(10.4)	(8.9)
Gross margin	(20.0)%	(41.3)%	(13.8)%	(36.5)%
Less revenue adjustments				
Revenue Adjustments Related to Reinsurance	—	19.6	9.5	52.7
Revenue from Enterprise Segment	(1.5)	(1.1)	(3.7)	(3.6)
Interest Income and Other	0.3	0.9	1.7	1.7
Less costs and expense adjustments				
Loss and LAE Adjustments Related to Reinsurance	—	(14.5)	(14.7)	(41.2)
Loss and LAE Adjustments Related to Prior Period Development	(0.9)	1.5	4.0	2.9
Bad Debt, Report Costs and Other Expenses	0.5	(0.6)	0.3	(0.8)
Amortization of Internally Developed Software	2.8	2.8	8.2	8.3
Devices	1.8	0.9	4.0	2.9
Accident period contribution profit/(loss)	$ (3.0)	$ 6.2	$ (1.1)	$ 14.0
Prior Period Development	$ 0.9	$ (1.5)	$ (4.0)	$ (2.9)
Contribution profit/(loss)	$ (2.1)	$ 4.7	$ (5.1)	$ 11.1
Total revenue	$ 30.0	$ 8.0	$ 75.4	$ 24.4
Revenue adjustments	(1.2)	19.4	7.5	50.8
Adjusted revenue	$ 28.8	$ 27.4	$ 82.9	$ 75.2
Accident period contribution margin	(10.4)%	22.6 %	(1.3)%	18.6 %
Contribution margin	(7.3)%	17.2 %	(6.2)%	14.8 %

Key Performance Indicators - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2021	2020	2021	2020
	($ in millions, except for Direct Earned Premium per Policy)		($ in millions, except for Direct Earned Premium per Policy)	
Policies in Force (end of period)	95,238	92,318	95,238	92,318
Direct Earned Premium per Policy (annualized)	$ 1,197	$ 1,128	$ 1,160	$ 1,082
Direct Written Premium	$ 29.1	$ 28.1	$ 83.4	$ 76.4
Direct Earned Premium	$ 28.5	$ 26.7	$ 82.1	$ 74.1
Gross Profit/(Loss)	$ (6.0)	$ (3.3)	$ (10.4)	$ (8.9)
Gross Margin	(20.0)%	(41.3)%	(13.8)%	(36.5)%
Accident Period Contribution Profit/(Loss)	$ (3.0)	$ 6.2	$ (1.1)	$ 14.0
Accident Period Contribution Margin	(10.4)%	22.6 %	(1.3)%	18.6 %
Contribution Profit/(Loss)	$ (2.1)	$ 4.7	$ (5.1)	$ 11.1
Contribution Margin	(7.3)%	17.2 %	(6.2)%	14.8 %
Direct Loss Ratio	81.3 %	58.2 %	79.5 %	59.1 %
Direct LAE Ratio	14.4 %	12.9 %	13.9 %	13.1 %
Accident Period Loss Ratio	81.6 %	56.7 %	73.7 %	58.6 %
Impact of catastrophe-related costs	4.4 %	— %	1.5 %	— %
Accident period loss ratio excluding catastrophe-related losses	77.2 %	56.7 %	72.2 %	58.6 %
Accident Period LAE Ratio	17.3 %	8.8 %	14.9 %	9.6 %